UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2008

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12010 Sunset Hills Road, 9th Floor Reston, VA		20190
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events

On December 11, 2008, TerreStar Networks Inc. (“TerreStar”), a majority-owned subsidiary of TerreStar Corporation (“Company”), entered into a fifteen-year agreement (“Agreement”) with Qualcomm Incorporated (“Qualcomm”) for the provision by Qualcomm of satellite enabled mobile chipsets and satellite base station components to facilitate the development of S-band mobile devices and network systems. A broad range of Qualcomm chipsets, to be available on a mass market basis, will include satellite and S-band capabilities.

The Agreement also contemplates that other operators (“Operator”) may enter into similar arrangements with Qualcomm. The termination by one Operator of its agreement with Qualcomm does not affect the agreement of any other Operator. The Company has been advised that ICO Satellite Services G.P. (“ICO”) and Mobile Satellite Ventures LP (“MSV”) have entered into similar agreements with Qualcomm. Each Operator will fund a portion of the related non-recurring engineering (NRE) expenses incurred in connection with the Agreements, which will result in a further sharing of NRE if and when additional Operators enter into similar agreements with Qualcomm. The TerreStar portion of the NRE to be paid to Qualcomm is expected to be in an amount not to exceed six million dollars, which amount will be reduced if other Operators enter into similar agreements with Qualcomm.

The Agreement compliments TerreStar’s previously disclosed chipset/device/base station development program and agreements with Elektrobit Corporation, Comneon GmbH/Infineon Technologies AG, Hughes Network Systems LLC and Nokia Siemens.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

	By:	/s/ Jeffrey W. Epstein
Jeffrey W. Epstein
President

Date: December 11, 2008